COACHMEN INDUSTRIES, INC.
2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46514 • 574/266-2500 • Fax 574/266-2559

NEWS RELEASE

For immediate release Thursday, April 2, 2009

COACHMEN ANNOUNCES ITS STOCK TO BE TRADED
OVER THE COUNTER

Elkhart, IN – Coachmen Industries, Inc. (the "Company") (NYSE:COA) announced today that it received a written notice from NYSE Regulation, Inc. that trading of the Company's common stock on the New York Stock Exchange ("NYSE") would be suspended before the NYSE opens on April 9, 2009 because it did not maintain an average global market capitalization of at least $15.0 million over a consecutive 30 trading-day period.

“Given the broad declines in value in the overall market, and widespread questions about recovery of the housing industry, and because of continued downward pressure on our stock from short sellers, this development is not entirely unexpected,” said Rick Lavers, CEO and President. “The Company is considering its options, but regardless, our shareholders should understand that if we are de-listed on the New York Stock Exchange, Coachmen’s shares will still be publicly traded, just in a different venue. De-listing may actually help us improve our bottom line performance by reducing some of our overhead costs.”

The Company has a 10 day period in which to file an appeal of NYSE Regulation’s decision.  The Company may elect to file an appeal prior to the effective date of the trading suspension.  NYSE Regulation has informed the Company that application to the Securities and Exchange Commission to delist the Company's common stock is pending the completion of all applicable procedures, including any appeals by the Company of NYSE Regulation's decision.

If it elects not to appeal the NYSE’s decision, the Company will work with potential market makers to apply for registration and quotation of its common stock on either the OTCQX or the OTC Bulletin Board ("OTCBB").  Any transition to the over-the-counter markets would not affect the Company's business operations and would not change its obligations to file periodic and certain other reports with the Securities and Exchange Commission under applicable federal securities laws.

Coachmen Industries, Inc. is one of America's premier systems-built construction companies under the ALL AMERICAN HOMES® and MOD-U-KRAF® brands, as well as a manufacturer of specialty vehicles. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company's operating results, price volatility of raw materials used in production, the availability and cost of real estate for residential housing, the supply of existing homes within the company's markets, government regulations, dependence on significant customers within certain product types, consolidation of distribution channels, consumer confidence, uncertainties of matters in litigation, and other risks identified in the Company's SEC filings.

For investor or financial information:
James T. Holden
Corporate Secretary and Assistant General Counsel
574-266-2500